AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 2025

Securities Act File No. 333-249652

Investment Company Act File No. 811-23611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

|X| REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ ]	Pre-Effective Amendment No. __

[X]	Post-Effective Amendment No. 34

and/or

|X| REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X]	Amendment No. 35

JAMES ALPHA FUNDS TRUST

(a Delaware statutory trust)

(Exact Name of Registrant as Specified in Charter)

515 Madison Avenue
New York, New York 10022

(Address of Principal Executive Office)

(646) 201-4042

(Registrant's Telephone Number, Including Area Code)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

(Name and Address of Agent for Service)

With copy to:

Matthew DiClemente, Esq.

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600,

Philadelphia, Pennsylvania 19103

It is proposed that this filing will become effective (check appropriate box)

X	immediately upon filing pursuant to Rule 462 (d).

This Post-Effective Amendment consists of the following:

1.       Facing Sheet of Registration Statement

2.       Part C to the Registration Statement (including signature page)

3.       Exhibit (j)(2)

1

If appropriate, check the following box:

This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 34 is being filed solely for the purpose of adding an exhibit (exhibit (j)(2)) to the Registration Statement of the Registrant on Form N-1A (the “Registration Statement”). Part A and B of the Registration Statement filed with the Securities and Exchange Commission on December 30, 2024, as amended or supplemented to date pursuant to Rule 497 under the Securities Act of 1933, as amended, are incorporated by reference herein.

2

PART C

OTHER INFORMATION

Item 28. EXHIBITS

(a)(1)	Amended and Restated Agreement and Declaration of Trust of the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(a)(2)	Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust of the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(a)(3)	Amended Schedule A to the Amended and Restated Agreement and Declaration of Trust of the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on August 29, 2024.

(b)	Bylaws of the Registrant are incorporated by reference to the Registrant’s initial Registration Statement filed on October 23, 2020.

(c)	Agreement and Declaration of Trust: Articles II, VI, VII, VIII, and IX; and Bylaws: Articles IV, V, and VI define the rights of security holders.

(d)(1)	Forms of Investment Management Agreements by and between the Registrant, on behalf of Easterly Global Real Estate Fund, Easterly Hedged Equity Fund, and Easterly Income Opportunities Fund, and Easterly Investment Partners LLC are incorporated by reference to the Registrant’s Registration Statement filed on March 28, 2024.

(d)(2)	Form of Operating Expense Limitation Agreement by and between the Registrant, on behalf of Easterly Global Real Estate Fund, Easterly Hedged Equity Fund, Easterly Income Opportunities Fund, Easterly Snow Small Cap Value Fund and Easterly Snow Long/Short Opportunity Fund, and Easterly Investment Partners LLC is incorporated by reference to the Registrant’s Registration Statement filed on December 30, 2024.

(d)(3)	Form of Investment Sub-Advisory Agreement by and between Easterly Investment Partners LLC and Orange Investment Advisors, LLC for Easterly Income Opportunities Fund is incorporated by reference to the Registrant’s Registration Statement filed on March 28, 2024.

(d)(4)	Form of Investment Sub-Advisory Agreement by and between Easterly Investment Partners LLC and EAB Investment Group, LLC for Easterly Hedged Equity Fund is incorporated by reference to the Registrant’s Registration Statement filed on March 28, 2024.

(d)(5)	Form of Investment Management Agreements by and between the Registrant, on behalf of Easterly RocMuni High Income Municipal Bond Fund and Easterly RocMuni Short Term Municipal Bond Fund, and Easterly Investment Partners LLC are incorporated by reference to the Registrant’s Registration Statement filed on August 29, 2024.

(d)(6)	Form of Operating Expense Limitation Agreement by and between the Registrant, on behalf of Easterly RocMuni High Income Municipal Bond Fund and Easterly RocMuni Short Term Municipal Bond Fund, and Easterly Investment Partners LLC is incorporated by reference to the Registrant’s Registration Statement filed on August 29, 2024.

(d)(7)	Form of Amendment to the Investment Management Agreement by and between the Registrant, on behalf of the Easterly Snow Small Cap Value Fund, and Easterly Investment Partners, LLC is incorporated by reference to the Registrant’s Registration Statement filed on August 29, 2024.

(d)(8)	Investment Management Agreements by and between the Registrant, on behalf of the Easterly Snow Small Cap Value Fund and Easterly Snow Long/Short Opportunity Fund, and Easterly Investment Partners LLC are incorporated by reference to the Registrant’s Registration Statement filed on November 8, 2021.

(e)	Form of Distribution Agreement by and between the Registrant and the Distributor is incorporated by reference to the Registrant’s Registration Statement filed on December 29, 2023.

(f)	Not applicable.

(g)	Custodian Agreement by and between the Registrant and the Custodian is incorporated by reference to the Registrant’s Registration Statement filed on September 13, 2021.

(h)(1)	Master Services Agreement by and between the Registrant and the Administrator is incorporated by reference to the Registrant’s Registration Statement filed on March 22, 2021.

(h)(2)	Amendment No. 1 to the Administration Agreement by and between the Registrant and the Administrator is incorporated by reference to the Registrant’s Registration Statement filed on December 29, 2022.

(h)(3)	Amendment No. 2 to the Administration Agreement by and between the Registrant and the Administrator is incorporated by reference to the Registrant’s Registration Statement filed on June 28, 2022.

(h)(4)	Form of Derivatives Risk Management Program Support Services Addendum by and between the Registrant and the Administrator is incorporated by reference to the Registrant’s Registration Statement filed on December 29, 2022.

(h)(5)	Form of Tailored Shareholder Report Services Addendum by and between the Registrant and the Administrator is incorporated by reference to the Registrant's Registration Statement filed on June 28, 2024.

(i)(1)	Opinion and Consent of Counsel is incorporated by reference to the Registrant's Registration Statement filed on January 26, 2021.
(i)(2)	Opinion and Consent of Counsel is incorporated by reference to the Registrant's Registration Statement filed on September 13, 2021.

(i)(3)	Opinion and Consent of Counsel is incorporated by reference to the Registrant's Registration Statement filed on August 29, 2024.

(j)(1)	Consent of independent registered public accounting firm is incorporated by reference to the Registrant’s Registration Statement filed on December 30, 2024.

(j)(2)	Consent of independent registered public accounting firm is filed herewith

(k)	Not applicable.
(l)	Not applicable.

(m)(1)	Amended Distribution and Shareholder Services Plan regarding Class A shares is incorporated by reference to the Registrant’s Registration Statement filed on August 29, 2024.

(m)(2)	Amended Distribution and Shareholder Services Plan regarding Class C shares is incorporated by reference to the Registrant’s Registration Statement filed on December 29, 2023.

(m)(3)	Distribution and Shareholder Services Plan regarding Investor Class shares is incorporated by reference to the Registrant’s Registration Statement filed on August 29, 2024.

(n)(1)	Amended and Restated Rule 18f-3 Plan is incorporated by reference to the Registrant’s Registration Statement filed on March 28, 2024.

(o)	Reserved.

(p)(1)	Code of Ethics for the Registrant is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(2)	Code of Ethics for the Distributor and Easterly Investment Partners LLC is incorporated by reference to the Registrant's Registration Statement filed on June 28, 2024.

(p)(3)	Code of Ethics for Orange Investment Advisors, LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(p)(4)	Code of Ethics for EAB Investment Group, LLC is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(q)	Powers of Attorney are incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021.

(q)(1)	Power of Attorney for A. Clayton Spencer is incorporated by reference to the Registrant’s Registration Statement filed on March 30, 2023.

Item 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

Not Applicable.

Item 30. INDEMNIFICATION.

Reference is made to Article VIII of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to the Registrant’s Registration Statement filed on January 26, 2021. Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (“1933 Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS.

See “Management of the Trust” in the Prospectus and “Investment Advisory Services” in the Statement of Additional Information regarding the business of the investment advisers. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of the investment advisers, reference is made to the Form ADV of Easterly Investment Partners LLC, No. 801-114563, the Form ADV of EAB Investment Group, LLC, File No. 801-96306, and the Form ADV of Orange Investment Advisers, LLC, File No. 801-111976 filed under the Investment Advisers Act of 1940, and Schedules D and F thereto, incorporated by reference into this Registration Statement.

Item 32. PRINCIPAL UNDERWRITERS.

(a)	Easterly Securities LLC (the “Distributor”), 138 Conant Street, Beverly, MA 01915, is the principal underwriter of all series of the James Alpha Funds Trust.

(b)	The following list sets forth the directors and executive officers of the Distributor:

Name	Position with Distributor	Position with Registrant
Philip Juliano Jr.	Chief Executive Officer	None
Michael Montague	Chief Financial Officer	Treasurer
Kenneth Juster	Chief Legal Officer	Chief Legal Officer
David M. Somers II	Chief Compliance Officer	None
Elizabeth Smith	Financial and Operational Principal	None

The address of the Distributor and each of the above-named persons is 138 Conant Street, Beverly, MA 01915.

(c)	Not applicable.

Item 33. LOCATION OF ACCOUNTS AND RECORDS.

Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (records relating to its functions as Registrant’s fund accountant and transfer agent).

Ultimus Fund Solutions, LLC, 80 Arkay Drive, Suite 110, Hauppauge, New York 11788 (records relating to its administration function and Registrant’s Minutes).

Easterly Securities LLC, 138 Conant Street, Beverly, MA 01915 (records as distributor).

Brown Brothers Harriman & Co., 50 Post Office Square, Boston, MA 02110 (records relating to its function as custodian).

Records required by 31a-1(b) (9) and (b) (10) will be maintained on behalf of the following Funds by their respective Advisers:

Easterly Global Real Estate Fund	Easterly Investment Partners LLC 138 Conant Street, Suite 100 Beverly, MA 01915
Easterly Hedged Equity Fund	Easterly Investment Partners LLC 138 Conant Street Beverly, MA 01915
EAB Investment Group, LLC 150 Monument Road, Suite 207 Bala Cynwyd, PA 19004
Easterly Income Opportunities Fund	Easterly Investment Partners LLC 138 Conant Street Beverly, MA 01915
Orange Investment Advisers, LLC 250 S. Park Avenue, Suite 370 Winter Park, Florida 32789
Easterly Snow Small Cap Value Fund Easterly Snow Long/Short Opportunity Fund Easterly ROCMuni High Income Municipal Bond Fund Easterly ROCMuni Short Term Municipal Bond Fund	Easterly Investment Partners LLC 138 Conant Street Beverly, MA 01915

Item 34. MANAGEMENT SERVICES.

Not Applicable.

Item 35. UNDERTAKINGS.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Warren, and State of Rhode Island, on the 2nd day of January, 2025.

JAMES ALPHA FUNDS TRUST

By: /s/ Darrell Crate*

Name: Darrell Crate

Title: President and Chairperson

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Darrell Crate* Darrell Crate	President, Trustee and Chairperson of the Board (principal executive officer)	January 2, 2025
/s/ Michael J. Montague* Michael J. Montague	Treasurer (principal financial officer)	January 2, 2025
/s/ Neil Medugno* Neil Medugno	Trustee	January 2, 2025
/s/ A. Clayton Spencer* A. Clayton Spencer	Trustee	January 2, 2025

* By: /s/ Timothy Burdick

Timothy Burdick, Attorney-in-Fact

Pursuant to Power of Attorney

EXHIBIT INDEX

(j)(2)	Consent of independent registered public accounting firm